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                                                                  Exhibit 3.2(b)



                           RESOLUTION TO AMEND BYLAWS

                   RESOLUTION ADOPTED BY BOARD OF DIRECTORS OF
                          MAIN STREET BANKS INCORORATED
                              TUESDAY, MAY 12, 1992


WHEREAS, The Board of Directors of Main Street Banks Incorporated ("Main Street") desires to amend the By-laws of Main Street to increase the number of directors from four to five.

NOW THEREFORE BE IT RESOLVED, Section 3.2 of the By-laws of Main Street be amended as follows:

"3.2" Number of Directors. The Board of Directors of the corporation shall consist of five (5) persons. Except as provided in Section 3.4, the directors shall be elected by the affirmative vote of a majority of the shares presented at the annual meeting of the shareholders. Each director, except in case of death, resignation, retirement, disqualification or removal, shall serve until the next succeeding annual meeting and thereafter until his successor shall have been elected and qualified."

BE IT FURTHER RESOLVED, that until further action by the Board of Directors of Main Street, the number of directors is hereby increased from four to five, and Fred W. Greer, Jr. is hereby elected a director of Main Street to fill the new directorship created hereby, to serve until the next annual meeting, or until his successor is elected and qualified.

FURTHER RESOLVED, that a copy of the foregoing change be provided to the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance.

Done this 12th Day of May, 1992.

                                            MAIN STREET BANKS INCORPORATED

                                            By:/S/ ROBERT R. FOWLER III
                                               ------------------------
                                               Robert R. Fowler III
                                               Chairman, President and CEO

                                        ATTEST:/S/ W. H. WHITE
                                               ---------------
                                               Corporate Secretary

(Corporate Seal)